Exhibit 99.1

SystemOne Technologies Reports Third Quarter 2003 Results

MIAMI, Florida, November 14, 2003—SystemOne Technologies Inc. (OTC BB:STEK.OB) today reported its third quarter 2003 operating results.

Revenues for the three months ended September 30, 2003 were $5,519,000 compared to revenues of $4,452,000 in the corresponding period of 2002, a 24.0% increase. The Company generated an operating profit for the three months ended September 30, 2003 of $1,102,000 compared with an operating profit of $822,000 in the corresponding period of 2002. The Company’s net income for the three months ended September 30, 2003 was $480,000 or a profit of 10 cents per share, compared with a net income of $97,000 or a profit of 2 cents per share, in the corresponding period of 2002. The Company’s net loss to common stock after preferred dividends for the three months ended September 30, 2003 was $86,000 or a loss of 2 cents per share, compared with a net loss of $440,000 or a loss of 9 cents per share, in the corresponding period of 2002.

Revenues for the nine months ended September 30, 2003 were $16,829,000 compared to revenues of $13,272,000 in the corresponding period of 2002, a 26.8% increase. The Company generated an operating profit for the nine months ended September 30, 2003 of $3,901,000 compared with an operating profit of $2,911,000 in the corresponding period of 2002. The Company’s net profit for the nine months ended September 30, 2003 was $1,926,000 or a profit of 39 cents per share, compared with a net profit of $586,000 or a profit of 12 cents per share, in the corresponding period of 2002. The Company’s net profit to common stock after preferred dividends for the nine months ended September 30, 2003 was $257,000 or a profit of 5 cents per share, compared with a net loss of $998,000 or a loss of 21 cents per share, in the corresponding period of 2002.

The Company has entered into a Marketing and Distribution Agreement with Hockman-Lewis Limited, an international distributor of automotive service equipment, under which Hockman-Lewis Limited has been appointed the exclusive marketer and distributor of, and service provider for, the Company’s parts, paint and other industrial washer equipment throughout the world other than North America and Puerto Rico.

The company anticipates that the bankruptcy court overseeing Safety-Kleen’s bankruptcy proceedings will consider approval of the termination agreement on November 24, 2003.

Founded in 1990, SystemOne Technologies designs, manufactures, sells and supports a full range of self contained, recycling industrial parts washing products for use in the automotive, aviation, marine and general industrial markets. The Company has been awarded eleven patents for its products which incorporate innovative, proprietary resource recovery and waste minimization technologies. The Company is headquartered in Miami, Florida.

This press release contains forward-looking statements regarding future events and the future performance of SystemOne Technologies that involves risks and uncertainties that could cause actual events to differ materially including the Company’s ability to sustain continuing improvements in revenues and profits. We refer you to the documents that SystemOne Technologies files from time to time with the Securities and Exchange Commission which contain important factors that could cause its results to differ from its current expectations.

CONTACT: SystemOne Technologies Inc.
Paul I. Mansur, Chief Executive Officer, 305/593-8015

SYSTEMONE TECHNOLOGIES INC.
CONDENSED BALANCE SHEETS
(In thousands, except share data)

	September 30,
	2003	December 31,
	(Unaudited)	2002

ASSETS Current assets:
Cash and cash equivalents	$1,217	$505
Receivables, net of allowance of $123 and $123	3,744	2,586
Inventories	1,545	1,251
Prepaid and other assets	207	384

Total current assets	6,713	4,726
Property and equipment, net	867	1,133
Non-current portion of receivables, net of discount	2,220	2,009
Other assets	222	316

Total assets	$10,022	$8,184
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$1,772	$1,253
Warranty accrual	315	435
Deferred revenue	77	106
Current installments of long-term debt and obligations under capital leases	287	142

Total current liabilities	2,451	1,936
Long-term debt	30,260	30,835
Warranty accrual, non-current	211	239

Total liabilities	32,922	33,010

Commitments & contingencies Redeemable convertible preferred stock, $1.00 par value per share. Authorized 1,500,000 shares, 193,522 and 182,270 issued and outstanding at liquidation value	19,352	18,227
Less unamortized discount	(464)	(1,008)

Net redeemable convertible preferred stock	18,888	17,219

Stockholders’ deficit:
Common stock, $0.001 par value per share. Authorized 25,000,000 shares, issued and outstanding 4,960,087 and 4,742,923	5	5
Additional paid-in capital	20,723	20,723
Deficit	(62,516)	(62,773)

Total stockholders’ deficit	(41,788)	(42,045)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$10,022	$8,184

See accompanying notes to condensed financial statements (unaudited).

SYSTEMONE TECHNOLOGIES INC.
CONDENSED STATEMENTS OF OPERATIONS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2003 AND 2002
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended		Nine Months Ended

	September 30,	September 30,	September 30,	September 30,
	2003	2002	2003	2002

Revenue	$5,519	$4,452	$16,829	$13,272
Cost of goods sold	3,470	2,775	10,347	8,006
Gross profit	2,049	1,677	6,482	5,266

Operating expenses:
Selling, general and administrative	863	770	2,306	2,200
Research and development	84	85	275	230
Restructuring and other charges				(75)
Total operating expenses	947	855	2,581	2,355

Profit from operations	1,102	822	3,901	2,911

Interest expense	(754)	(823)	(2,324)	(2,584)
Interest income	139	98	389	259
Interest expense, net	(615)	(725)	(1,935)	(2,325)

Income before income tax provision	487	97	1,966	586

Income tax provision	(7)	—	(40)	—

Net income	480	97	1,926	586
Dividends and accretion of discount on redeemable convertible preferred stock	(566)	(537)	(1,669)	(1,584)

Net (loss) income applicable to common shareholders	$(86)	$(440)	$257	$(998)
Basic net (loss) income per common share	$(.02)	$(.09)	$.05	$(.21)

Diluted net (loss) income per common share	$(.02)	$(.09)	$.04	$(.21)

Weighted average shares outstanding — basic	4,960,087	4,742,923	4,928,903	4,742,923

Weighted average shares outstanding — diluted	4,960,087	4,742,923	5,726,007	4,742,923

See accompanying notes to condensed financial statements (unaudited)